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                                                                    EXHIBIT 99.1

[PULTE HOMES LOGO]

FOR IMMEDIATE RELEASE

                                                   CONTACT: James Zeumer
                                                            Pulte Homes, Inc.
                                                            Vice President
                                                            (248) 433-4597
                                                   email:   jim.zeumer@pulte.com



                 PULTE HOMES SELLS $300 MILLION IN SENIOR NOTES
                                       AND
   ANNOUNCES REDEMPTION OF DEL WEBB CORPORATION SENIOR SUBORDINATED DEBENTURES

     30-YEAR NOTES ARE BELIEVED TO BE A FIRST FOR THE HOMEBUILDING INDUSTRY

         BLOOMFIELD HILLS, MI, JUNE 12, 2002 - - Pulte Homes, Inc. (NYSE: PHM) announced today that it completed the public offering of its $300 million principal amount of senior notes due 2032. The offering was previously announced on June 10, 2002. The Senior Notes were priced with a coupon of 7.875 percent. Net proceeds from the sale of the Senior Notes will be used primarily to repay certain outstanding indebtedness under its revolving credit facility and for general corporate purposes. Pulte believes this offering to be the first offering of 30-year notes by a homebuilder.

         The offering was underwritten by Salomon Smith Barney, as Sole Book Running Manager, Banc of America Securities and Banc One Capital Markets, as Co-Lead Managers, and Comerica Securities, Sun Trust Equitable Securities, Credit Lyonnais Securities, Credit Suisse First Boston, PNC Capital Markets and ABN AMRO Incorporated, as Co-Managers.

         Pulte also announced today that it gave notice of its election to redeem all of Del Webb's outstanding 9% senior subordinated debentures due 2006, with an original principal amount of $100 million, of which approximately $70 million is currently outstanding, on the following terms:

         -        The redemption date is July 18, 2002;
         -        The redemption price is 101.125% of the principal amount; and
         - Interest will cease to accrue on and after the redemption date.


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ABOUT PULTE HOMES

         Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 43 markets across the United States, Argentina, Puerto Rico and Mexico, where it is the fifth-largest builder. Through its Del Webb (www.delwebb.com) operations, the Company is also the nation's leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 300,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage Corporation is a nationwide lender committed to meeting the financing needs of Pulte Homes' customers by offering a wide variety of loan products and superior customer service.

Web site: http://www.pulte.com
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